Exhibit 10.1

First Amendment to
Management Agreement

This First Amendment to Management Agreement (the “Amendment”) is entered into effective as of April 1, 2014 (the “Effective Date”), by and between Orchid Island Capital, Inc., a Maryland corporation (the “Company”), and Bimini Advisors, LLC, a Maryland limited liability company (“Manager”).

W I T N E S S E T H:

WHEREAS, the Company and the Manager entered into a Management Agreement effective as of February 20, 2013 (the “Agreement”).  (Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Agreement); and

WHEREAS, pursuant to the Agreement, the Company has retained the Manager to administer the business activities and day-to-day operations of the Company and to perform services for the Company in the manner and on the terms set forth in the Agreement; and

WHEREAS, Section 7(c) of the Agreement provides that the Company shall be obligated to reimburse the Manager for certain costs and expenses commencing in the first calendar quarter following the calendar quarter in which the Company’s ending Equity balance first equals or exceeds $100,000,000; and

WHEREAS, the Company’s Equity balance exceeded $100,000,000 as of March 31, 2014, and but for this Amendment, the Company would be obligated to reimburse the Manager for certain costs and expenses commencing as of April 1, 2014; and

WHEREAS, the Company and the Manager now desire to amend Section 7(c) of the Agreement to provide that the Company shall not be obligated to reimburse the Manager for certain costs and expenses until the calendar quarter commencing on July 1, 2014.

Now, Therefore, in consideration of the premises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the parties hereby amend and modify the Agreement in the manner set forth below:

1. Section 7(c) of the Agreement is hereby deleted and replaced by the following:

“(c)           Notwithstanding Section 7(b), the costs and expenses paid by the Manager or its Affiliates on behalf of the Company described in this Section 7(c) below shall not become reimbursable costs and expenses until the calendar quarter commencing on July 1, 2014.  Until such time, the Manager shall pay all of the following costs and expenses while the Company shall continue to be responsible for paying all other expenses set forth in Section 7(b):

(i)           all costs and expenses related to (A) the design and maintenance of the Company’s web site or sites and (B) the Company’s pro rata share, based on the Company’s percentage of the aggregate amount of the Manager’s assets under management and Bimini’s assets (measured as of the first day of each month), of any computer software, hardware or information technology services that is used by the Company;

(ii)           all costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses; provided, however, that the Company shall be responsible for its pro rata share of such expenses, based on the Company’s percentage of the aggregate amount of the Manager’s assets under management and Bimini’s assets (measured as of the first day of each month), where such expenses were not incurred solely for the benefit of the Company;

(iii)           rent (including disaster recovery facilities costs and expenses), telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required for the Company’s operations; provided, however, that the Company shall be responsible for its pro rata share of such expenses, based on the Company’s percentage of the aggregate amount of the Manager’s assets under management and Bimini’s assets (measured as of the first day of each month), where such expenses were not incurred solely for the benefit of the Company; and

(iv)           the Company’s allocable share of the compensation of its Chief Financial Officer, including, without limitation, annual base salary, bonus, any related withholding taxes and employee benefits, based on the percentage of time spent on the Company’s affairs.”

2. This Amendment constitutes an amendment or modification of the Agreement that is entered into pursuant to Section 16(d) of the Agreement.

3. Except as set forth in this Amendment, the parties acknowledge and agree that all other terms of the Agreement shall remain in full force and effect.

4. All prior agreements, promises, representations, or statements, whether oral or in writing, regarding this Amendment are merged and integrated herein.  This Amendment and the Agreement, as so amended, constitute the entire agreement with respect to the subject matter hereof.  No amendments, waivers or modifications to the terms of the Agreement shall be valid unless set forth in writing and signed by the Company and the Manager.

5. This Amendment may be executed in counterparts, each of which will be deemed an original, and all of which taken together shall constitute a single agreement.

[SIGNATURE PAGE TO FOLLOW]

In Witness Whereof, the parties hereto have executed this Amendment as of the date first written above.

Orchid Island Capital, Inc.

By:           /s/ Robert Cauley
Name:           Robert E. Cauley
Title:           Chief Executive Officer

Bimini Advisors, LLC

By:           /s/ G. Hunter Haas, IV
Name:           G. Hunter Haas, IV
Title:           Chief Financial Officer,
                             Chief Investment Officer and Secretary